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Russell Skibsted
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Aeolus Pharmaceuticals Announces Third Quarter Fiscal Year 2011 Results
•      Significant Progress in BARDA Base Contract Deliverables Accomplished During Quarter

Mission Viejo, California, August 15, 2011 — Aeolus Pharmaceuticals, Inc. (OTCQB: AOLS) announced today financial results for the three months ended June 30, 2011.  The Company reported net income of approximately $6,293,000, or $0.10 per share (undiluted), which includes a non-cash adjustment of approximately $7,484,000 related to decreases in the fair value of warrants that are included as a component of other income in the statement of operations for the three months ended June 30, 2011, compared to a net loss of $4,623,000, or ($0.10) per share (undiluted), which includes a non-cash adjustment of approximately ($3,856,000) related to decreases in the fair value of warrants that are included as a component of other income (expenses) in the statement of operations for the three months ended June 30, 2010.

“Progress, under the $10.4 million base period of our development contract with BARDA, which could total up to $118.4 million, if all of the options are exercised, continued during the quarter with the accomplishment of several milestones and significant progress in the animal model development and validation and manufacturing areas,” stated John L. McManus, President and Chief Executive Officer.  “Studies are underway to confirm the animal models that will be used during the second half of this year and in future contract periods to select the dose, duration of treatment and design the pivotal efficacy studies.”

Revenue for the three months ended June 30, 2011 was approximately $1,912,000, which compares to no revenue for the three months ended June 30, 2010.  The revenue is from the contract with BARDA announced on February 11, 2011.

Research and development expenses increased about $1,673,000, or 608%, to approximately $1,948,000, for the three months ended June 30, 2011 from approximately $275,000 for the three months ended June 30, 2010. The increase is primarily attributable to work related to the BARDA contract.   We currently have eight [research and] development programs in progress: five programs involving AEOL 10150 as a medical countermeasure against the effects of sulfur mustard gas and chlorine gas on the lungs, against the effects of radiation on the lungs and on the gastro-intestinal tract, and as a treatment for cancer, two programs focused on  AEOL 11207 and several other compounds as potential treatments for Parkinson’s disease and epilepsy, and one program studying another one of our compounds, Hexyl, as a protectant against radiation exposure.

General and administrative expenses increased about $680,000, or 143%, to approximately $1,155,000 for the three months ended June 30, 2011 from approximately $475,000 for the three months ended June 30, 2010. Salaries and wages increased by $233,700 during the three months ended June 30, 2011 due to our recent hiring of a Chief Financial Officer, a Vice President of Manufacturing and a Director of Quality Assurance and Quality Control, which were conditions to entering into  the BARDA contract, and a Corporate Controller.

The Company had cash and cash equivalents of approximately $883,000 and common shares outstanding of 60,470,718 on June 30, 2011.

Aeolus is filing today with the SEC its Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. Aeolus urges its investors to read this quarterly filing as well as its amended Annual Report on Form 10-K/A for the year ended September 30, 2010 filed with the SEC, for further details concerning the Company. The Quarterly Report on Form 10-Q and the Annual Report on Form 10-K/A are also available on the Company's website, at http://www.aeoluspharma.com.

About AEOL 10150

AEOL 10150 is a broad-spectrum catalytic antioxidant specifically designed to neutralize reactive oxygen and nitrogen species. The neutralization of these species reduces oxidative stress, inflammation, and subsequent tissue damage-signaling cascades resulting from radiation exposure. AEOL 10150 could have a profound beneficial impact on people who have been exposed, or are about to be exposed, to high-doses of radiation in the treatment of oncology.

AEOL 10150 has already performed well in preclinical and non-clinical studies, was well-tolerated in two human clinical trials, and has demonstrated statistically significant survival efficacy in an acute radiation-induced lung injury model. The Company believes it could have a profound beneficial impact on people who have been exposed, or are about to be exposed, to high-doses of radiation, whether from cancer therapy or a nuclear event.

About Aeolus Pharmaceuticals

Aeolus Pharmaceuticals is developing a new class of catalytic antioxidant compounds that protects healthy tissue from the damaging effects of radiation. Its first compound, AEOL 10150, is being developed for oncology indications, where it is used in combination with radiation therapy. It is also being developed, with funding by the US Government, as a medical countermeasure against chemical and radiological weapons, where its initial target indications are as a protective agent against the effects of acute radiation syndrome and delayed effects of acute radiation exposure. Aeolus' strategy is to leverage the substantial investment in toxicology, manufacturing, and preclinical and clinical studies made by US Government agencies in AEOL 10150, including the contract with BARDA, which is valued, with options, at up to $118.4 million, to efficiently develop the compound for use in oncology.

Forward-Looking Statements

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus' product candidates, proprietary technologies and research and development programs, as well as Aeolus’ contract with BARDA. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus' actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus' product candidates, proprietary technologies and their uses, competition from other biopharmaceutical companies, and Aeolus’ contract with BARDA, including whether Aeolus will continue to receive funding under the contract. Certain of these factors and others are more fully described in Aeolus' filings with the Securities and Exchange Commission, including, but not limited to, Aeolus' Annual Report on Form 10-K/A for the year ended September 30, 2010. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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AEOLUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue
Contract Revenue	$1,912	$-	$2,697	$-

Costs and expenses:
Research and development	1,948	275	3,045	885
General and administrative	1,155	475	2,546	1,337
Total costs and expenses	(3,103)	750	5,591	2,222

Loss from operations	(1,191)	(750)	(2,894)	(2,222)
Non-cash financing charges and change in fair value of warrants	7,484	(3,856)	5,028	(9,899)
Interest expense, net	-	(17)	(21)	(860)
Other income (loss)	-	-	337	-

Net income (loss)	$6,293	$(4,623)	$2,450	$(12,981)

Net income (loss) per weighted share attributable to common stockholders:
Basic	$0.10	$(0.10)	$0.04	$(0.27)
Diluted	$0.07	$(0.10)	$0.03	$(0.27)

Weighted average common shares outstanding:
Basic	60,468	48,224	59,138	47,652
Diluted	86,550	48,224	85,220	47,652

Selected Balance Items:
(in thousands)

	June 30, 2011	September 30, 2010
	(unaudited)
Cash and cash equivalents	$883	$2,355
Accounts receivable	$466	-
Total assets	$1,457	$2,433
Stockholders’ deficit	$(21,362)	$(26,736)